Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY:

John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release

Monday, August 30, 2004

CENTERPOINT SELLS $109 MILLION INDUSTRIAL PORTFOLIO

Oak Brook, Illinois, August 30, 2004 - CenterPoint Properties Trust (NYSE: CNT) (“CenterPoint”) announced today that it closed on a previously reported industrial property portfolio sale to a private investor (see August 5, 2004 release).  The transaction encompasses 10 buildings totaling 2.9 million square feet, including one building owned by CenterPoint Venture LLC, the joint venture between CenterPoint and CalEast.  The buildings are located in various submarkets throughout the greater Chicago region.

 “Year-to-date dispositions now total $231 million.  Proceeds from these sales will fund CenterPoint’s very strong pipeline of value-added acquisitions, redevelopments and developments.  This includes the previously announced $125 million Prime Group industrial acquisition, which is scheduled to close in late September or early October,” stated John S. Gates, Jr., Co-Chairman and CEO.  (See press release dated August 2, 2004.)

“Due to these and other pending transactions, we have suspended our previous full year 2004 EPS and FFO per share guidance of $1.47 to $1.67 and $2.23 to $2.33 respectively; as well as our third quarter 2004 EPS and FFO per share guidance of $0.39 to $0.47 and $0.58 to $0.62 respectively.  However, we expect to revise guidance upwards at CenterPoint’s annual investor conference on September 29, 2004.”

CenterPoint will hold its annual investor conference on Wednesday, September 29, 2004, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  This call is being webcast by Shareholder.com and can be accessed at the Investor Relations page of CenterPoint’s website, www.cntprop.com.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It owns and operates approximately 38 million square feet and the Company and its affiliates own or control an additional 3,185 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of June 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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